UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARTISAN PARTNERS ASSET MANAGEMENT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Artisan Partners Asset Management Inc.

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Tuesday, May 21, 2019, at 9:30 a.m., local time to consider and vote upon:

1.	The election of seven directors to serve until the 2020 annual meeting of stockholders.

2.	An advisory vote to approve the compensation of our named executive officers.

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

4.	Any other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders who owned shares of our stock as of the close of business on March 27, 2019, are entitled to attend and vote at the Annual Meeting and any adjournments thereof.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by Internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary

Milwaukee, Wisconsin

April 4, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, May 21, 2019, at 9:30 a.m., local time. Our proxy statement and 2018 Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18158.

i

ii

iii

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

Proxy Statement

GENERAL INFORMATION

We are providing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments. The Annual Meeting will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Tuesday, May 21, 2019, at 9:30 a.m., local time.

Representatives from our Board of Directors, certain of our executive officers, and representatives from our independent registered public accounting firm will be available at the Annual Meeting to respond to questions from stockholders.

We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. On or about April 4, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access online this proxy statement and our 2018 Annual Report on Form 10-K. The notice also provides instructions on how to vote online and how to request a printed set of proxy materials.

As used in this proxy statement, “Company” refers to Artisan Partners Asset Management Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

Matters to be voted on at the Annual Meeting

Proposal	Board Recommendation	Vote Required
Election of Directors	FOR each nominee	Plurality of the votes present in person or by proxy

Advisory Vote to Approve Named Executive Officer Compensation	FOR	Majority of the votes present in person or by proxy

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019	FOR	Majority of the votes present in person or by proxy

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a printed set of materials?

We have decided to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the notice you received in the mail. The notice also explains how you may submit your vote over the Internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one notice. To vote all of your shares, please follow the instructions provided on each notice you receive.

What information does the notice contain?

The notice provides information about:

•	the date, time and location of the Annual Meeting;

•	the proposals to be voted on at the Annual Meeting and our Board’s recommendation with regard to each item;

•	the website where our proxy materials can be viewed;

•	instructions on how to request a paper copy of the proxy materials; and

•	instructions on how to vote by Internet, by mail or in person at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are three proposals to be considered and voted on at the Annual Meeting.

•	The election of seven directors to serve until the 2020 annual meeting of stockholders.

•	An advisory vote to approve named executive officer compensation.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Our Board is not aware of any other matters to come before the Annual Meeting. If any other matter should be properly presented for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented by all valid proxy cards in accordance with their best judgment.

What shares can be voted at the Annual Meeting?

All holders of our common stock at the close of business on March 27, 2019, are entitled to vote in connection with the Annual Meeting. On that day, we had the following numbers of shares outstanding:

Class A common stock	55,626,061
Class B common stock	7,974,456
Class C common stock	14,216,435

Total shares of common stock	77,816,952

Each share of Class A, Class B and Class C common stock entitles its holder to one vote. The holders of our common stock will vote together as a single class on all matters presented to the stockholders.

Pursuant to our stockholders agreement, a three-member stockholders committee, currently consisting of Eric R. Colson (President, Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, our employees. Those shares which are subject to the stockholders agreement represented approximately 18% of the combined voting power of our common stock as of the record date, though the percentage of shares actually voted by the stockholders committee in connection with the Annual Meeting may be less than 18%. For more information on our stockholders agreement and stockholders committee, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

How does the Board recommend I vote?

Our Board recommends that you vote:

•	FOR each of the nominees to the Board;

•	FOR the approval of named executive officer compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How do I hold my stock?

Most of our stockholders hold shares as a beneficial owner through a broker or other nominee rather than directly in their own name on the records of our transfer agent. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.

•

Stockholder of Record. If you hold stock that is registered directly in your name on the records of our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, AST will mail the notice to you.

•

Beneficial Owner. If you hold stock in an account through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name. As a beneficial owner, the notice will be sent to you by the bank, broker or other institution through which you hold your shares.

How do I vote?

If you are a stockholder of record, you may vote in one of three ways.

•

By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for Internet voting. You will need the control number located on your notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by Internet, you do not need to return a proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., ET, on May 20, 2019.

•

By Mail. If you request printed copies of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., ET, on May 20, 2019.

•	In Person. You may vote in person at the Annual Meeting. (See “How can I vote my shares in person at the Annual Meeting?” below.)

If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or Internet voting will depend upon that particular institution’s voting processes. You may also vote in person at the Annual Meeting after obtaining a legal proxy from the institution holding your shares. Please contact your broker for more information.

How many votes must be present to transact business at the Annual Meeting?

To conduct business at the Annual Meeting, a majority of the votes entitled to be cast must be present in person or by proxy. This is called a quorum. Abstentions will be counted as present and entitled to vote for purposes of establishing a quorum.

If I submit a proxy by Internet or mail, how will my shares be voted?

If you properly submit your proxy by Internet or mail and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted:

•	FOR each of the nominees to the Board;

•	FOR the approval of named executive officer compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?

If you hold shares in street name and do not provide specific voting instructions, your broker may vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, your broker may not vote your shares in connection with the election of directors or the advisory vote to approve named executive officer compensation without receiving voting instructions from you.

When your broker submits its proxy on routine matters, but does not vote on other matters, a broker non-vote occurs with respect to those matters not voted upon.

What is the vote required for each proposal?

With respect to the election of directors, a plurality of the votes cast by the holders of the shares present in person or represented by proxy and entitled to vote on the matter is required for the election of each of the seven nominees. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Broker non-votes will not be counted as shares entitled to vote with respect to the election of directors and so they will have no effect on the voting results.

The advisory vote to approve named executive officer compensation and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on each matter. Abstentions will be counted as shares entitled to vote on such matter and therefore will have the effect of negative votes with respect to each proposal.

How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and plan to attend the Annual Meeting in person, you will need to bring government-issued photo identification.

If you are the beneficial owner of shares held in street name and would like to vote in person at the Annual Meeting, you will need to bring government-issued photo identification and an account statement, voting instruction form, or legal proxy as proof of your ownership of shares as of the close of business on March 27, 2019. An account statement, voting instruction form, or legal proxy can be obtained by contacting the institution through which you hold your shares.

How can I change my vote or revoke a proxy?

If you are a stockholder of record you may change your vote or revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the Company’s Corporate Secretary no later than the deadline specified on the notice or proxy card, or by voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in street name you may change your vote or revoke a proxy in accordance with the instructions provided by the institution through which you hold your shares.

Where and when will the voting results be available?

We will file the official voting results on a Form 8-K no later than May 28, 2019. If the final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.

Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at seven directors and presently consists of seven directors. On the recommendation of the Nominating and Corporate Governance Committee, each of our current directors is nominated for re-election for a one-year term expiring at our 2020 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal. In the event any nominee is unable to serve as a director at the time of the Annual Meeting, the proxies voted in favor of such director’s election will instead be voted for any nominee proposed by the Nominating and Corporate Governance Committee and designated by the Board to fill the vacancy. Our Board has no reason to believe that any nominee will be unable to serve.

Under the terms of our stockholders agreement, our stockholders’ committee is required to vote the shares subject to the agreement FOR the election of each of Mr. Barger and Mr. Colson. Under the agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the nominees.

Director Nominees

The names of our directors and their ages, positions and biographies are set forth below. To our knowledge, there are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Matthew R. Barger	61	Director
Seth W. Brennan	48	Director
Eric R. Colson	50	Chairman of the Board, President, and Chief Executive Officer
Tench Coxe	61	Director
Stephanie G. DiMarco	61	Director
Jeffrey A. Joerres	59	Director
Andrew A. Ziegler	61	Lead Independent Director

Matthew R. Barger has served on our Board since February of 2013. Mr. Barger is the chairperson of the Board’s Nominating and Corporate Governance Committee and also serves on the Board’s Audit Committee. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“H&F”) since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an MBA from the Stanford Graduate School of Business in 1983. He has been a director of Hall Capital Partners LLC since August 2007.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to our Board.

Seth W. Brennan has served on our Board since October of 2014 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Brennan is currently managing partner and co-founder of Lincoln Peak Capital. Prior to founding Lincoln Peak Capital in 2008, Mr. Brennan was an executive vice president and founding management team member of Affiliated Managers Group, Inc. (AMG), a publicly traded asset management holding company. Before joining AMG, Mr. Brennan worked in the global insurance investment banking group at Morgan Stanley & Co. and in the financial institutions group at Wasserstein, Perella & Co. Mr. Brennan received a BA from Hamilton College.

Mr. Brennan’s operating and leadership experience in the investment management industry qualifies him to serve on our Board. He brings to the Board extensive experience in finance and business development.

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management Inc. since March 2011 and has served as Chairman of the Board since August 2015. He has also been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners Holdings since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a BA in Economics from the University of California-Irvine.

Mr. Colson’s leadership experience as our President and Chief Executive Officer, his extensive knowledge of and significant contributions to our Company and his expertise in finance, business development and the investment management industry provide the Board with a unique perspective and qualify him to serve on our Board.

Tench Coxe has served on our Board since February of 2013 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. He has been a managing director of Sutter Hill Ventures since 1989 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. He currently serves on the board of directors of Nvidia Corporation and is a former director of Mattersight Corporation. Mr. Coxe holds a BA in Economics from Dartmouth College and an MBA from Harvard Business School.

Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our Board and its committees.

Stephanie G. DiMarco has served on our Board since February 2013 and currently chairs the Audit Committee. Ms. DiMarco founded Advent Software, Inc. in June 1983 and served Advent in various capacities over time, including chairperson of its board of directors (September 2013 to July 2015), chief executive officer (May 2003 to June 2012) and chief financial officer (July 2008 to September 2009). She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a BS in Business Administration from the University of California at Berkeley.

Ms. DiMarco’s extensive experience in technological developments for the asset management industry and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Jeffrey A. Joerres has served on our Board since February of 2013. He currently chairs the Compensation Committee and serves as a member of the Audit Committee. Mr. Joerres was executive chairman and chairman of the board of directors of ManpowerGroup until his retirement in December 2015. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Prior to becoming chief executive officer, he served as vice president of marketing, senior vice president of European operations and senior vice president of global account management. Mr. Joerres currently serves on the boards of directors of ConocoPhilips and Western Union and is a member of the Committee for Economic Development. He is also past chairman and director of the Federal Reserve Bank of Chicago, a former director of Johnson Controls International plc, and a former trustee of the U.S. Council for International Business. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration.

Mr. Joerres’s operating and leadership experience as an officer and director of ManpowerGroup and his innovative approach to optimizing human capital provide the Board with insight into the management and operations of a public company.

Andrew A. Ziegler has served on our Board since March 2011 and is currently its Lead Independent Director. Mr. Ziegler served as Chairman of the Board from March 2011 to August 2015 and was our Executive Chairman from March 2011 to March 2014. Mr. Ziegler also served on the board of directors of Artisan Partners Funds, Inc. from January 1995 to November 2013. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Prior to founding Artisan Partners, Mr. Ziegler was president and chief operating officer of Strong Capital Management, Inc. and president of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a BS from the University of Wisconsin-Madison and a JD from the University of Wisconsin Law School.

Mr. Ziegler’s operating and leadership experience as our founder and past executive chairman and his extensive knowledge of our business and the investment management industry in general provide the Board with insight into the Company and valuable continuity of leadership.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment, and collegiality that are among the essential characteristics for membership on our Board. Additionally, each director is a committed and engaged member of the Board. Our directors bring highly developed skills and substantial knowledge in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that enhance their ability to provide direction to the Company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.

BOARD COMPOSITION AND STRUCTURE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the Company.

Six of our seven directors currently holding office are independent directors. Our Board has determined that each of Matthew R. Barger, Seth W. Brennan, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres and Andrew A. Ziegler is independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines, and does not have any relationship that would interfere with exercising independent judgment in carrying out his or her responsibilities as a director.

Board Leadership Structure

Our Board believes that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may change over time as circumstances warrant. To this end, our Board does not mandate the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our Board leadership structure as it deems appropriate.

Mr. Colson currently serves as President, Chief Executive Officer and Chairman of the Board and Mr. Ziegler serves as our Lead Independent Director. The Board believes that the current leadership structure is appropriate at this time because the combined role of Chief Executive Officer and Chairman of the Board provides a single point of leadership and facilitates consistent and effective communication with stockholders, clients and employees.

Committees of the Board

The Board conducts its business through meetings of the Board and its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates in accordance with a written charter, which is approved by the Board. The charters are available on our website at www.apam.com.

The current members and chairpersons of the committees are:

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Matthew R. Barger	X		Chairperson
Seth W. Brennan		X	X
Eric R. Colson
Tench Coxe		X	X
Stephanie G. DiMarco	Chairperson
Jeffrey A. Joerres	X	Chairperson
Andrew A. Ziegler
	100% Independent	100% Independent	100% Independent

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is comprised solely of directors who meet the independence requirements under the NYSE listing standards and the Exchange Act, and who are “financially literate” under the NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity and quality of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications, independence and performance; and

•	our internal audit function.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The responsibilities of the Nominating and Corporate Governance Committee include:

•	making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors;

•	periodically reviewing the Company’s Corporate Governance Guidelines and recommending changes to the Board, as needed; and

•	overseeing the evaluation of the Board and its committees.

Compensation Committee

Each member of the Compensation Committee is independent under the NYSE listing standards. The Compensation Committee:

•	reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers;

•	oversees, and makes recommendations to our Board with respect to, incentive compensation plans; and

•	makes recommendations to our Board with respect to director compensation.

Board and Committee Meetings

During 2018, our Board held four meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. As a matter of policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of the committees of which they are members. During 2018, each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she is a member.

We encourage all of our directors to attend our annual meetings of stockholders. Six of our seven directors attended the Company’s 2018 annual meeting of stockholders.

Executive sessions of our independent directors are generally held in connection with each regularly scheduled Board of Directors meeting. Our lead independent director presides over the executive sessions.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Jeffrey A. Joerres (chairperson), Seth W. Brennan, and Tench Coxe, each of whom is an independent director under the rules of the NYSE and our Corporate Governance Guidelines. None of the members of the Compensation Committee have been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board.

In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions”.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain highly qualified non-employee directors. For fiscal year 2018, the director compensation program entitled non-employee directors to a cash component, designed to compensate directors for their service on the Board, and an equity component, designed to align the interests of the directors with those of the Company’s stockholders.

For 2018, the standard equity component of the Company’s director compensation program consisted of $100,000 of restricted stock units for each of the non-employee directors awarded under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. The shares of Class A common stock underlying the restricted stock units will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) the termination of the director’s service on the Board.

During 2018, each non-employee director was entitled to receive a cash payment of $50,000, paid in four quarterly installments. The lead independent director and chairperson of our Audit Committee were entitled to receive an additional cash payment of $50,000, and the chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive an additional cash payment of $40,000. Each of our non-employee directors elected to receive the value of this cash compensation in the form of additional restricted stock units. As a result, each non-employee director received an additional number of restricted stock units in January of 2018, the value of which equaled the amount of cash compensation each director was entitled to receive during 2018. One-quarter of the units awarded in lieu of cash compensation vested in each quarter of 2018.

All directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.

Mr. Colson does not receive any additional compensation for serving on the Board.

The following table provides information concerning the 2018 compensation of each non-employee director who served in fiscal year 2018.

Name	Stock Awards
Matthew R. Barger(1)	$190,000
Seth W. Brennan(2)	150,000
Tench Coxe(3)	150,000
Stephanie G. DiMarco(4)	200,000
Jeffrey A. Joerres(5)	190,000
Andrew A. Ziegler(6)	200,000

(1)	On December 31, 2018, Mr. Barger had 26,339 restricted stock units outstanding.
(2)	On December 31, 2018, Mr. Brennan had 17,062 restricted stock units outstanding.
(3)	On December 31, 2018, Mr. Coxe had 21,790 restricted stock units outstanding.
(4)	On December 31, 2018, Ms. DiMarco had 27,477 restricted stock units outstanding.
(5)	On December 31, 2018, Mr. Joerres had 26,339 restricted stock units outstanding.
(6)	On December 31, 2018, Mr. Ziegler had 24,449 restricted stock units outstanding.

CORPORATE GOVERNANCE AND SUSTAINABILITY

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that guide the Board on matters of corporate governance, including:

•	composition and leadership structure of the Board;

•	selection and retirement of directors;

•	obligations with respect to Board and committee meetings;

•	committees of the Board;

•	specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions;

•	certain expectations related to, among other things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships;

•	evaluation of Board performance; and

•	Board access to management and independent advisors.

A copy of the Corporate Governance Guidelines is available on our website at www.apam.com. We will provide a printed copy of the guidelines to stockholders upon request.

Board Effectiveness

On an annual basis, the Board, through the Nominating and Corporate Governance Committee, conducts a self-evaluation to assess the effectiveness of the Board and its committees. The evaluation solicits director feedback on a variety of substantive and procedural topics including, among others, the composition and structure of the Board and each committee. The results of the evaluation are then discussed by the full Board.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The code satisfies applicable SEC requirements and NYSE listing standards. The code is available on our website at www.apam.com. We will provide a printed copy of the code to stockholders upon request.

Board Oversight of Risk Management

Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our business, long-term strategies and other matters presented to our Board. Our Board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized on the following page.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Oversight of strategic, financial, operational (including cybersecurity) and execution risks in connection with the Company’s business operations and the operating environment.

Audit Committee	Oversight of risks related to financial matters (particularly financial reporting and accounting practices and policies) and significant tax, legal and compliance matters.

Nominating and Corporate Governance Committee	Oversight of risks associated with director independence, potential conflicts of interest, management and Board succession planning and overall Board effectiveness.

Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, cybersecurity, regulatory, investment, and execution risks, on a day-to-day basis. The Board periodically reviews information presented by senior management regarding the assessment and management of the Company’s risks and provides oversight in connection with management’s efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the Company.

Nomination of Directors

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under the NYSE listing standards and, in accordance with our Corporate Governance Guidelines, meet the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company

•	Diversity of viewpoints, background, experience and other demographics, including gender, age, race and ethnicity

The Nominating and Corporate Governance Committee seeks to create a board that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the committee, possess strong personal attributes and relevant business experience to assure effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the Company. When the committee reviews a potential new candidate, the committee will look specifically at the candidate’s qualifications in light of the needs of our Board and the Company at that time given the then current make-up of our Board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, experiences, and other demographics, including gender, age, race and ethnicity. One of the factors that the committee will consider in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board. Candidates will be selected on the basis of qualifications and experience without discriminating on the basis of gender, age, race or ethnicity.

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and any committee thereof. In the event that vacancies are anticipated or otherwise arise, the committee will seek to identify director candidates based on input provided by a number of sources. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification and evaluation of qualified director candidates. In addition to the above considerations, the committee will consider the Company’s obligations under the stockholders agreement to which the Company is a party when identifying, selecting or recommending nominees for the Board.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the committee deems necessary or appropriate, including those set forth above. The committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

All of the nominees recommended for election at the Annual Meeting are current members of the Board. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the committee has recommended the nominees for re-election and the Board has approved such recommendation.

Our amended and restated bylaws establish procedures by which stockholders may recommend nominees to our Board. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders and evaluate such candidates in the same manner as any other candidate. The committee did not receive any director nominees from stockholders for the Annual Meeting. Nominations for consideration at the Company’s 2020 annual meeting of stockholders must be submitted to the Company in writing with the information required by our amended and restated bylaws, in accordance with the procedures described below.

Stockholder Proposals and Director Nominations for the 2020 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to submit a proposal for consideration at our 2020 annual meeting of stockholders and include that proposal in our 2020 proxy materials should submit their proposal by certified mail, return receipt requested to Artisan Partners Asset Management Inc., c/o Corporate Secretary, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Proposals must be received no later than December 6, 2019 and satisfy the requirements under applicable SEC Rules (including SEC Rule 14a-8) to be included in the proxy materials for the 2020 annual meeting.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including any proposal for the nomination of a director for election, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy materials. For such a proposal to be properly brought before the 2020 annual meeting of stockholders, written notice of the proposal must be received by the Corporate Secretary no earlier than January 22, 2020 and no later than February 21, 2020. Any such stockholder notice must contain the information required by and be provided in the manner set forth in our amended and restated bylaws. A copy of our amended and restated bylaws is available on our website at www.apam.com.

Communications with the Board

Stockholders or other interested parties wishing to contact the Board, the independent directors or any individual director may send correspondence to the address provided below.

Artisan Partners Asset Management Inc.

c/o Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Communications are distributed to the Board or to any individual director as appropriate.

Sustainability

We believe in and strive for the following:

•	Value-added outcomes for our clients and investors that help them achieve their missions and secure their futures, which increases the probability of a long-term relationship.

•	The development of durable investment franchises capable of generating successful outcomes for clients and investors across generations and through multiple market cycles.

•	For our employees, compelling work in a supportive environment with long-term opportunities—ideally, over an entire career.

•	For our stockholders, growing our business value while maintaining financial discipline and continuing to generate and distribute significant cash.

We believe that attention to ESG considerations are important to our success in achieving these outcomes for all of our stakeholders. The following summary highlights certain of our policies, practices and initiatives in these areas.

Environmental, Social, and Governance (ESG) Considerations
Investment Activities

•   We are a fiduciary with respect to all of our clients, meaning that the decisions we make on their behalf are made in their best interests.

•   We are a signatory to the United Nations-supported Principles for Responsible Investment. As a signatory, we are committed to implementing six principles which include, among other things, incorporating ESG matters into investment analysis and decision-making processes and reporting on our activities and progress in this regard.

•   Except with respect to those clients who choose to vote their own proxies, we vote proxies on behalf of our clients pursuant to our publicly-available Proxy Voting Policy.

Diversity and Inclusion

•   We are committed to maintaining an environment that fosters diverse thinking by hiring and retaining employees from different backgrounds, experiences, and locations.

•   As of December 31, 2018, 39% of our employees were women and 15% of our U.S. employees self-identified as minorities.

•   We maintain equal employment opportunity and career development practices and policies.

•   We have formal policies that not only forbid discrimination based on protected classifications but also require that all employees treat all individuals with respect, courtesy, and fairness. The policy also sets forth a formal reporting and complaint procedure.

Employee Benefits and Work Environment

•   We match 100% of employee 401(k) contributions dollar for dollar (fully vested), up to the IRS limit. In 2018, 58% of our U.S.-based employees received the maximum match. We also maintain retirement programs or benefits for all non-U.S. employees.

•   We provide equity or equity-linked incentives to all of our permanent employees.

•   We pay 100% of our participating employee’s healthcare premiums.

•   We support continuing education for our employees with tuition reimbursement for applicable undergraduate, graduate, professional, and licensing education.

•   All of our benefit plans are available to all full-time employees regardless of title, role, or responsibility.

Governance and Transparency

•   Six of the seven members of our board of directors are independent of management, including all three members of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee.

•   Each share of our common stock has equal voting rights with one vote per share.

•   We provide updated information about our assets under management (a key performance indicator) to the public on a monthly basis, and we provide a fulsome review of our business and financial outcomes on a quarterly and annual basis.

•   Quarterly presentations (and the accompanying prepared remarks) by our CEO and CFO since our IPO in March 2013 are accessible to the public on our website at www.apam.com.

Business Conduct

•   We believe in, and believe that we maintain, a culture of compliance that promotes high standards of ethics and compliance for our business.

•   Our Code of Business Conduct sets forth expectations of our directors and employees with respect to integrity, conflicts of interest, compliance, and transparency and reporting.

•   We maintain policies and programs directed specifically at prohibiting and preventing bribery and other corrupt business practices.

•   We maintain a whistle-blower policy and anonymous reporting system for the communication of employee concerns regarding accounting, auditing or other matters relating to violations of the federal securities laws or fraud to the Audit Committee or other non-management directors of our board.

•   All employees receive annual compliance training on key policies and procedures including our code of ethics (which includes policies on gifts and entertainment and conflicts of interest), anti-corruption and bribery policies, our anti-money laundering program, and our policy on political contributions.

•   Our compliance program is overseen by our Global Chief Compliance Officer, who reports directly to our Chief Legal Officer and has direct reporting obligations to our Board of Directors. Our Audit Committee receives a quarterly update on legal and compliance matters and an annual report on the compliance program.

Privacy and Information Security

•   We maintain privacy policies, management oversight, accountability structures and technology design processes to protect private and personal data.

•   Our information security program is overseen by senior management, and our Board of Directors reviews our information security program at least annually.

•   We conduct mandatory employee training on information security annually.

Community Investment

•   Under our Matching Gift Program, we match eligible employee gifts up to $2,000 per year per employee. In 2018, we matched gifts made by 91 employees (21% of our employees as of December 31, 2018). Recipients of matching gifts in 2018 included educational, religious, cultural, and other charitable organizations in the communities in which we operate and our people live.

Environment

•   Given the industry in which we operate and the small number of employees we have, we believe the environmental impact of our business operations is relatively modest.

•   We participate in recycling programs, energy-saving technology, and the use of energy efficient equipment, materials, and techniques in our offices.

•   We maintain business continuity policies to ensure the safety of our personnel and facilities, and the restoration of our critical business functions in case of natural disasters.

•   Five of our twelve U.S. office locations are in LEED certified buildings.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions and biographies are set forth below. To our knowledge, there are no family relationships among any of our directors or executive officers.

Eric R. Colson	50	President, Chief Executive Officer and Chairman of the Board
Charles J. Daley, Jr.	56	Executive Vice President, Chief Financial Officer and Treasurer
Jason A. Gottlieb	49	Executive Vice President
James S. Hamman, Jr.	49	Executive Vice President
Sarah A. Johnson	47	Executive Vice President, Chief Legal Officer and Secretary
Gregory K. Ramirez	48	Executive Vice President

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since March 2011 and has served as Chairman of the Board since August 1, 2015. He has also been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners Holdings since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a bachelor’s degree in Economics from the University of California-Irvine.

Charles J. Daley, Jr. has been Executive Vice President, Chief Financial Officer and Treasurer of Artisan Partners Asset Management since March 2011. He has served as chief financial officer of Artisan Partners since August 2010 and has been a managing director since July 2010. Prior to that, Mr. Daley was chief financial officer, executive vice president and treasurer of Legg Mason, Inc. Mr. Daley holds a bachelor’s degree in Accounting from the University of Maryland, is an inactive certified public accountant, and holds a Series 27 license.

Jason A. Gottlieb was appointed Executive Vice President of Artisan Partners Asset Management in February 2017. Mr. Gottlieb joined Artisan Partners in October 2016 as a managing director and Chief Operating Officer of Investments. Prior to joining the firm, Mr. Gottlieb was a partner and managing director at Goldman Sachs where, since 2005, he was a leader in Goldman Sachs’ Alternative Investment & Manager Selection Group. He also served as a portfolio manager on the Goldman Sachs Multi-Manager Alternatives Fund from the fund’s inception in April 2013 until he left the firm in August 2016. Mr. Gottlieb holds a bachelor’s degree in Finance from Siena College and an MBA from Fordham University.

James S. Hamman, Jr. was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. He has been a managing director of Artisan Partners since April 2014 and currently has responsibility for overseeing global distribution. Prior to his current role, Mr. Hamman was responsible for overseeing human capital and corporate development and for providing legal advice with respect to various aspects of Artisan’s advisory business. He also served as a director of Artisan Partners Global Funds from June 2010 to January 2018. Mr. Hamman joined Artisan Partners in March 2010. He holds a bachelor’s of business administration from the University of Notre Dame and a JD from Northwestern University School of Law.

Sarah A. Johnson has been Executive Vice President, Chief Legal Officer and Secretary of Artisan Partners Asset Management and General Counsel of Artisan Partners Holdings since October 2013. From April 2013 to October 2013 she served as Assistant Secretary of Artisan Partners Asset Management. She has been general counsel of Artisan Partners Funds, Inc. since February 2011. She also served as a director of certain private funds sponsored by Artisan Partners until April 2018. Ms. Johnson was named a managing director of Artisan Partners in March 2010. Prior to joining the Company in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a bachelor’s degree in Sociology from Northwestern University and a JD from Northwestern University School of Law.

Gregory K. Ramirez was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. From October 2013 to February 2016 he served as Senior Vice President and from April 2013 to October 2013 as Assistant Treasurer. He has been a managing director of Artisan Partners since April 2003. Mr. Ramirez currently has responsibility for overseeing vehicle administration and facilities and serves as chairperson of the Artisan Risk and Integrity Committee. He has served as chief financial officer, vice president and treasurer of Artisan Partners Funds, Inc. since February 2011, a director of Artisan Partners Global Funds PLC since June 2010, and as a director of certain private funds sponsored by Artisan Partners since 2017. His prior roles with Artisan Partners include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez holds a bachelor’s of business administration from the University of Iowa and an MBA from Marquette University. He is a Certified Public Accountant and holds a Series 27 license.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, executive officers and, with certain exceptions, persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC reports of ownership of, and transactions in, our equity securities. These reporting persons are further required to provide us with copies of these reports.

Based solely on our review of such reports and written representations by the reporting persons, we believe that during the fiscal year ended December 31, 2018, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 21, 2019, for:

•	each person known by us to beneficially own more than 5% of any class of our outstanding shares, as of March 21, 2019, or such other date as indicated in the footnotes below;

•	each of our named executive officers;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership is based on 55,923,952 shares of Class A common stock (including 297,891 restricted stock units that are currently outstanding), 7,974,456 shares of Class B common stock and 14,216,435 shares of Class C common stock outstanding at March 21, 2019. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 77,816,952 total votes attributed to 77,816,952 total shares of outstanding common stock, as each share of our common stock entitles its holder to one vote per share.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated in the footnotes below, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

								Aggregate % of Combined Voting Power
	Class A(1)			Class B		Class C
	No. of Shares	% of Class		No. of Shares	% of Class	No. of Shares	% of Class
Directors and Named Executive Officers:
Stockholders Committee(2)	6,108,660	10.9%		7,974,456	100.0%	—	—	18.0%
Eric R. Colson(3)	124,943		*	482,463	6.1%	—	—	—
Charles J. Daley, Jr.(3)(4)	40,500		*	97,779	1.2%	—	—	*
Jason A. Gottlieb(3)	101,710		*	—	—	—	—	—
Sarah A. Johnson(3)	41,500		*	94,464	1.2%	—	—	*
Gregory K. Ramirez(3)	38,400		*	77,364	1.0%	—	—	*
Matthew R. Barger(5)	34,662		*	—	—	1,242,002	8.7%	1.6%
Seth W. Brennan(5)(6)	36,133		*	—	—	—	—	*
Tench Coxe(5)(7)	50,772		*	—	—	—	—	*
Stephanie G. DiMarco(5) (8)	107,316		*	—	—	—	—	*
Jeffrey A. Joerres(5)	38,162		*	—	—	—	—	*
Andrew A. Ziegler(5)(9)	33,210		*	—	—	3,455,973	24.3%	4.4%
Directors and named executive officers as a group (11 persons)	6,414,715	11.5%		7,974,456	100.0%	4,697,975	33.0%	24.1%
5+% Stockholders:
MLY Holdings Corp.(3)(10)	—	—		1,641,322	20.6%	—	—	—
James C. Kieffer(3)	—	—		1,067,575	13.4%	—	—	—
Daniel J. O’Keefe(3)	1,014,411	1.8%		960,676	12.0%	—	—	*
N. David Samra(3)	958,054	1.7%		925,381	11.6%	—	—	—
James D. Hamel(3)	249,564		*	586,066	7.3%	—	—	—
Artisan Investment Corporation(9)	—	—		—	—	3,455,973	24.3%	4.4%
Scott C. Satterwhite	—	—		—	—	1,383,768	9.7%	1.8%
LaunchEquity Acquisition Partners, LLC (3)(11)	—	—		—	—	1,121,196	7.9%	1.4%
Arthur Rock 2000 Trust	—	—		—	—	1,153,280	8.1%	1.5%
Thomas F. Steyer	—	—		—	—	1,082,314	7.6%	1.4%
Big Fish Partners LLC	—	—		—	—	807,305	5.7%	1.0%
Patricia Christina Hellman Survivor’s Trust	—	—		—	—	798,443	5.6%	1.0%
Kayne Anderson Rudnick Investment Mgmt (12)	3,948,438	7.1%		—	—	—	—	5.1%
The Vanguard Group(13)	4,779,353	8.5%		—	—	—	—	*
Blackrock Inc.(14)	3,680,976	6.6%		—	—	—	—	4.6%

*	Less than 1%.
(1)

Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.

(2)

Each of our employees to whom we have granted equity has entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the stockholders agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us.

The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the stockholders committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the stockholders agreement, and each disclaims beneficial ownership of such shares.

(3)

Pursuant to the stockholders agreement, Mr. Colson, Mr. Daley, Mr. Gottlieb, Mr. Hamman, Ms. Johnson, Mr. Ramirez, MLY Holdings Corp., Mr. Kieffer, Mr. O’Keefe, Mr. Samra, and Mr. Hamel each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. Certain of Mr. Daley’s, Mr. Ramirez’s, Ms. Johnson’s, and Mr. O’Keefe’s shares are not subject to the stockholders agreement.

(4)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(5)

Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.

(6)	Includes 6,250 shares of Class A common stock held by a trust for the benefit of Mr. Brennan’s children.
(7)

Includes 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class A common stock.

(8)	Includes 20,308 shares of Class A common stock held by a charitable trust of which Ms. DiMarco is a trustee.
(9)

The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.

(10)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(11)

LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class C common stock.

(12)

This information has been derived from the Schedule 13G filed with the SEC on February 12, 2019 by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick Investment Management had voting and dispositive power over 3,948,438 shares of Class A common stock as of December 31, 2018. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.

(13)

This information has been derived from the Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. which states that Vanguard Group had voting power over 105,436 shares and dispositive power over 4,779,353 shares of Class A common stock as of December 31, 2018. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.

(14)

This information has been derived from the Schedule 13G filed with the SEC on February 4, 2019 by Blackrock Inc. which states that Blackrock had voting power over 3,569,846 shares and dispositive power over 3,680,976 shares of Class A common stock as of December 31, 2018. The address of Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The core elements of our named executive officers’ compensation are base salary, a performance based cash bonus, and performance based equity awards with long-term vesting provisions. At least 80% of each of our named executive officers’ compensation is performance based.

The following table shows the elements of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated officers (collectively, the named executive officers) with respect to 2018, 2017 and 2016. The amounts in this table vary from the data and reporting conventions required by SEC rules in the Summary Compensation Table below.

			Performance Based Compensation
				Equity Awards
Name & Principal Position	Year	Salary	Cash Bonus	Restricted Share Grant	Career Share Grant	Total Direct Compensation	Performance Based as % of Total
Eric R. Colson	2018	$437,500	$5,000,000	$222,828	$222,806	$5,883,134	93%
Chief Executive Officer	2017	250,000	5,000,000	521,388	521,387	6,292,775	96%
	2016	250,000	4,800,000	141,500	141,500	5,333,000	95%
Charles J. Daley, Jr.	2018	287,500	1,950,000	57,300	57,300	2,352,100	88%
Chief Financial Officer	2017	250,000	1,950,000	129,855	129,855	2,459,710	90%
	2016	250,000	1,750,000	70,750	70,750	2,141,500	88%
Sarah A. Johnson	2018	287,500	1,150,000	57,300	57,300	1,552,100	81%
Chief Legal Officer	2017	250,000	1,150,000	88,538	88,537	1,577,075	84%
	2016	250,000	1,050,000	70,750	70,750	1,441,500	83%
Gregory K. Ramirez	2018	287,500	1,100,000	34,380	34,380	1,456,260	80%
Executive Vice President	2017	250,000	1,100,000	88,538	88,537	1,527,075	84%
	2016	250,000	1,025,000	70,750	70,750	1,416,500	82%
Jason A. Gottlieb	2018	287,500	2,600,000	458,400	458,400	3,804,300	92%
Executive Vice President	2017	250,000	2,500,000	260,694	260,694	3,271,388	92%

2018 business highlights include:

•

Our investment teams continued to generate strong absolute and relative investment returns for clients and investors. Net of fees, 15 of our 17 strategies have generated meaningful out-performance relative to their broad-based benchmarks since inception.

•	We recruited Rezo Kanovich and re-configured the Non-U.S. Small-Cap Growth strategy into the Non-U.S. Small-Mid Growth strategy to give Mr. Kanovich and his analysts greater degrees of freedom.

•	We evolved the Global Value Team into two distinct and autonomous investment teams — the International Value team led by David Samra and the Global Value team led by Daniel O’Keefe.

•	We earned $828.6 million in revenue, an increase of 4% compared to the prior year and our second highest annual revenues ever.

•

Our GAAP operating margin was 36.8% compared to 36.0% in 2017. Adjusted operating margin was 36.8%, down slightly from 37.6% in 2017 as we reinvested in talent, technology and resources, and new investment strategies.

•	We generated $2.84 of earnings per basic and diluted share and $2.94 of adjusted EPS, our second highest adjusted EPS ever.

•	We declared and distributed dividends of $3.39 per share of Class A common stock with respect to 2018, the most we have ever declared with respect to a calendar year.

For additional information on our non-GAAP financial measures, including reconciliations to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information” of our 2018 Form 10-K filed with the SEC on February 20, 2019.

2018 Executive Compensation

•

Prior to 2018, the base salary for all of the firm’s managing directors, including the named executive officers, was $250,000. After reviewing industry and peer practices, the Compensation Committee determined to increase the base salary to $300,000 for all managing directors and to $500,000 for our Chief Executive Officer. The increases for the named executive officers were intended to increase the competitiveness of the base salaries by bringing them closer to the median level of the peer group salary information presented by the Committee’s compensation consultant, McLagan. The base salary increase represented the first ever base salary increase at Artisan for Mr. Colson, Mr. Daley, and Mr. Gottlieb.

•

2018 performance-based cash bonuses paid to Mr. Colson, Mr. Daley, Ms. Johnson, and Mr. Ramirez were flat compared to 2017 bonuses, and Mr. Gottlieb’s cash bonus increased 4.0%. The 2018 cash bonuses reflect the continued strong performance of the firm’s management team. During 2018, the management team successively executed the recruitment of Rezo Kanovich and the evolution of the Global Value team. The management team also maintained the firm’s high value added, investments-first culture, and continued to work with the investment teams to build more capable and enduring franchises. In addition, as described above, the firm had one of its most successful years ever in terms of financial outcomes.

•

2018 equity awards for each of the named executive officers other than Mr. Gottlieb were lower than 2017 awards as a result of a smaller firm-wide equity grant, the firm’s commitment to awarding approximately 90% of all equity awards to investment team members, and the firm’s lower stock price. The firm’s equity grant with respect to 2018 represented approximately 1.25% of total firm equity, compared to 2.00% with respect to 2017. Consistent with the firm’s practice, approximately 90% of the total awards for both 2017 and 2018 were awarded to investment team members. The stock price for determining the value of the 2018 award was $22.92 per share, compared to $39.35 per share for the 2017 award. Notwithstanding these factors, Mr. Gottlieb’s 2018 award was larger than his 2017 award as a result of the significant contributions he made to a number of key business accomplishments in 2018, including the recruitment of Rezo Kanovich and the evolution of the Global Value franchise.

•

In February 2018, the Compensation Committee recommended and the Board approved equity ownership guidelines and a clawback policy for executive officers, both of which are described in greater detail below. As of December 31, 2018, each of our named executive officers held equity in excess of the amount specified in the equity ownership guidelines.

•

During 2018, members of our management team met with representatives of many of our largest stockholders to discuss our firm and its business and financial performance. In the course of those conversations, no concerns were raised with any aspect of our executive compensation program.

Compensation Program Features

Our executive compensation program includes the following features that we believe reflect sound corporate pay governance:

•	The vast majority of our executives’ total compensation is performance based.

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•

Generally one-half of the shares awarded to our executive officers are career shares that, with certain exceptions, will only vest if and when the recipient retires from the Company in accordance with qualifying retirement conditions.

•	All of our outstanding unvested equity awards to executive officers include double-trigger change in control provisions.

•

We maintain equity ownership guidelines, pursuant to which executive officers are required to hold Company equity equal in value to eight times base salary for the Chief Executive Officer and three times base salary for all other executive officers.

•

Our executive officers are subject to a clawback policy that permits the Board to recover incentive compensation from an executive officer if his or her fraud or willful misconduct led to a material restatement of financial results.

•	We do not provide “golden parachute” tax gross ups.

•	None of our named executive officers have bonus guarantees.

•	We do not offer retirement income or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not maintain any benefit plans or perquisites that cover only one or more of our named executive officers.

•	Our insider trading policy prohibits hedging or pledging of Company stock by our employees.

•	Our Compensation Committee receives input from an independent compensation consultant.

Pursuant to the equity ownership guidelines adopted in February 2018, executive officers are expected to own shares of the Company’s common stock or Class B common units of Artisan Partners Holdings equal in value to eight times base salary for the Chief Executive Officer and three times base salary for all other executive officers. Current executive officers have a period of five years from the time the guidelines were adopted in February 2018 to comply with the ownership requirements. In addition, in the future, any individual becoming an executive officer will have a period of five years from the time of his or her designation as an executive officer to comply with the guidelines. As of December 31, 2018, each of our named executive officers held equity in excess of the amount specified in the equity ownership guidelines.

The clawback policy adopted in February 2018 provides that in the event of a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the restatement and, if the Board determines that an executive officer engaged in fraud or willful misconduct leading to material noncompliance with any financial reporting requirements and the restatement, the Board may choose to recover incentive compensation paid to an executive officer in an amount that the Board determines is the difference between the amount of incentive compensation paid or granted to the executive officer and the amount of incentive compensation that would have been paid or granted to the executive officer based upon the restated financial results. Incentive compensation subject to this policy includes both cash bonuses and equity awards.

Objectives of the Compensation Program

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Attracting, retaining, and cultivating top investment talent whose interests are aligned with our clients and stockholders.

•	Delivering superior investment performance and client service.

•	Achieving profitable and sustainable financial results.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets under management.

Our executive compensation program is designed to:

•	Support our business strategy

•	Attract, motivate and retain highly talented, results-oriented individuals

•	Reward the achievement of superior and sustained long-term performance

•	Be flexible and responsive to evolving market conditions

•	Align the interests of our named executive officers with our stockholders

•	Provide competitive pay opportunities

Elements of our Named Executive Officers’ Compensation and Benefits

The elements of our named executive officer compensation program include:

•	Base salary

•	Performance based cash bonus

•	Performance based equity awards

•	Retirement benefits

•	Other benefits

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance. Our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the majority of their pay should be performance based.

Prior to 2018, the base salary for all of the firm’s managing directors, including the named executive officers, was $250,000. After reviewing industry and peer practices, the Compensation Committee determined to increase the base salary to $300,000 for all managing directors and to $500,000 for our Chief Executive Officer. The increases for the named executive officers were intended to increase the competitiveness of the base salaries by bringing them closer to the median level of the peer group salary information presented by the Committee’s compensation consultant, McLagan. The base salary increase represented the first ever base salary increase at Artisan for Mr. Colson, Mr. Daley, and Mr. Gottlieb.

Performance Based Cash Bonus and Equity Awards

Annual cash bonuses and equity awards are determined at or after the end of each year and are based on the Compensation Committee’s assessment of individual and company-wide performance measured over both annual and long-term periods.

In order to incentivize a holistic and long-term approach, focused on maintaining the firm’s identity and integrity as a high value added, talent-centered investment firm with a variable expense operating model and strong balance sheet, we do not use predetermined incentive formulas. In addition, in determining executives’ annual cash bonuses and equity awards, we consider both the shorter-term and the longer-term contributions of each executive and how those contributions will relate to the firm’s long-term health and sustainability.

Consistent with the firm’s historical practices, the Board and management believe that the vast majority of firm equity awards should be made to the firm’s investment talent, not to the firm’s executive officers. Since the firm’s IPO in 2013, approximately 90% of each equity grant has been awarded to investment team members. By focusing equity grants on investment team members, the firm increases the incentives for, and the long-term alignment and retention of, its most critical employees. The Board and management agree that this is the best way to allocate equity awards at a talent-centered investment management firm. A consequence of this approach is that there is a limited amount of equity to allocate to non-investment team members, including executive officers. That is why a relatively small portion of each executive’s annual performance based pay is in the form of equity compensation. Increasing the amount of equity awarded to named executive officers would necessarily decrease the amount awarded to investment team members.

The equity we do grant to our named executive officers is in the form of standard restricted shares and career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•

Qualifying retirement, which generally requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided 18 months prior written notice of retirement; and (iii) remains at the Company through the retirement notice period. Prior to February 2019, the required notice period was 3 years, which the Company could waive to no less than one year.

Career shares and standard restricted shares will also vest upon a termination of employment due to death or disability. In addition, after the fifth anniversary of the grant date, if the Company terminates a recipient without cause (as defined in the award agreement), career shares will fully vest. And after a change of control, if the Company terminates a named executive officer without cause or he or she resigns for good reason, in either case, within two years of the change in control, the shares will fully vest.

We intend to continue to grant annual equity-based awards to our named executive officers under the Omnibus Plan, which provides for a wide variety of equity awards. The size and structure of the equity awards granted with respect to 2018 may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and options and subject to both time- and performance-based vesting. We generally intend to continue to grant our named executive officers a 50-50 ratio of career shares and standard restricted shares.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the Company’s employees is an important recruitment and retention tool. Accordingly, the Company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2018 limit of $18,500. We also maintain retirement plans or make retirement plan contributions (or equivalent cash payments) for our employees based outside the U.S. The opportunity to participate in a retiree health plan, at the sole expense of the retiree, is available to employee-partners and career share recipients who have at least 10 years of service with us at the time of retirement.

Other Benefits

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health care savings accounts, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, on-site food and beverages; our named executive officers enjoy those benefits on the same terms as all of our employees.

Determination of Compensation

Role of Compensation Committee, Board and Chief Executive Officer. Our Compensation Committee, which is comprised solely of directors who qualify as independent under applicable SEC and NYSE rules, has ultimate responsibility for all compensation decisions relating to our named executive officers. Other members of the Board regularly attend and participate in meetings of the Compensation Committee, and the members of the Compensation Committee and Board regularly meet in executive session without management present. The decisions of the Compensation Committee are reported to the entire Board.

Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. The Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee independently evaluates our Chief Executive Officer’s performance and determines our Chief Executive Officer’s compensation.

Use of Compensation Consultant. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide advice regarding our named executive officer and non-employee director compensation programs. As its consultant, McLagan provides the Compensation Committee with information on competitive pay levels for our executive management vis-à-vis an executive reference peer group and about compensation trends in the asset management industry generally. McLagan must receive pre-approval from the chairperson of our Compensation Committee prior to accepting any non-survey-related work from management. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.

Peer Group Compensation Review. Our Compensation Committee considers the individual and aggregate pay levels, compensation structure, and financial performance of other asset management companies in connection with its compensation decision-making process. We do not seek to benchmark our executive compensation to that of our peers. Instead, the Compensation Committee reviews the information to stay informed of competitive pay levels, compensation structure, and compensation trends in the asset management industry.

Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its named executive officers, although these considerations are not dispositive.

Results of Advisory Votes on Executive Compensation. The Compensation Committee considers the results of the Company’s advisory votes on compensation when determining the amount and type of compensation paid to the named executive officers and the structure of the executive compensation program generally. The Company’s first advisory votes on executive compensation and frequency of advisory votes on executive compensation took place in connection with the Company’s 2016 annual meeting of stockholders. The advisory votes resulted in the approval of the Company’s named executive officer compensation and a frequency of executive compensation advisory votes of every three years.

Shareholder Engagement. Since our IPO in 2013, members of our management team have regularly met with representatives of many of our largest shareholders. In the course of those conversations (including conversations in 2018), no concerns have been raised with any aspect of our executive compensation program.

2018 Executive Compensation Process and Decisions

At its January 2018 meeting, our Compensation Committee discussed target bonus amounts for each named executive officer and a set of strategic priorities and business and financial metrics against which to evaluate performance and determine bonuses for 2018. At each subsequent meeting, the Compensation Committee reviewed the status of the strategic priorities and assessed the Company’s year-to-date business and financial metrics.

In January 2019 the Compensation Committee determined annual cash bonuses and equity awards based on its assessment of the named executive officers’ execution of strategic priorities and our 2018 business and financial results. In shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the following:

•

Our investment teams continued to generate strong absolute and relative investment returns for clients and investors. Net of fees, 15 of our 17 strategies have generated meaningful out-performance relative to their broad-based benchmarks since inception.

•	We recruited Rezo Kanovich and re-configured the Non-U.S. Small-Cap Growth strategy into the Non-U.S. Small-Mid Growth strategy to give Mr. Kanovich and his analysts greater degrees of freedom.

•	We evolved the Global Value Team into two distinct and autonomous investment teams — the International Value team led by David Samra and the Global Value team led by Daniel O’Keefe.

•	We earned $828.6 million in revenue, an increase of 4% compared to the prior year and our second highest annual revenues ever.

•

Our GAAP operating margin was 36.8% compared to 36.0% in 2017. Adjusted operating margin was 36.8%, down slightly from 37.6% in 2017 as we reinvested in talent, technology and resources, and new investment strategies.

•	We generated $2.84 of earnings per basic and diluted share and $2.94 of adjusted EPS, our second highest adjusted EPS ever.

•	We declared and distributed dividends of $3.39 per share of Class A common stock with respect to 2018, the most we have ever declared with respect to a calendar year.

Based on these achievements and our financial and business performance, the Compensation Committee determined to pay 2018 cash incentive awards as follows: $5,000,000 for Mr. Colson; $1,950,000 for Mr. Daley; $1,150,000 for Ms. Johnson; $1,100,000 for Mr. Ramirez; and $2,600,000 for Mr. Gottlieb. The Compensation Committee also recommended, and our Board subsequently approved, equity grants in respect of 2018 to our named executive officers. The aggregate award constituted a total of approximately 1.0 million shares, of which a total of 72,443 shares (or 8% of the total grant) were awarded to our named executive officers as follows: 9,722 standard restricted shares and 9,721 career shares for Mr. Colson; 2,500 standard restricted shares and 2,500 career shares for Mr. Daley; 2,500 standard restricted shares and 2,500 career shares for Ms. Johnson; 1,500 standard restricted shares and 1,500 career shares for Mr. Ramirez; and 20,000 standard restricted shares and 20,000 career shares for Mr. Gottlieb.

Risk Management and Named Executive Officer Compensation

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. We make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program, and in 2014 we introduced career shares to our equity compensation program. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and without formulaic incentives. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s annual report on Form 10-K and proxy statement.

Compensation Committee:

Jeffrey A. Joerres, Chairperson
Seth W. Brennan
Tench Coxe

Summary Compensation Table (1)

The following table provides information regarding the compensation earned during the years ended December 31, 2016, 2017 and 2018 by each of our named executive officers.

The applicable SEC rules require that the value of an equity award be attributed to the year in which the award was made (not the year with respect to which the award was made) for purposes of the Summary Compensation Table below. Accordingly, the stock awards reported for 2016, 2017, and 2018 reflect the awards made in January 2016, January 2017, and February 2018, respectively. Because we consider the value of the equity awards we make in January or February of each year to be a part of each named executive officer’s compensation for the prior year, we have included those values in the row for the prior year in the table at the beginning of this Item 11, as well as in the first footnote below.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards(3)	All Other Compensation(4)	Total
Eric R. Colson Chief Executive Officer	2018	$437,500	$5,000,000	$1,042,775	$69,475	$6,549,750
	2017	250,000	5,000,000	283,000	216,778	5,749,778
	2016	250,000	4,800,000	915,300	147,884	6,113,184
Charles J. Daley, Jr. Chief Financial Officer	2018	287,500	1,950,000	259,710	63,798	2,561,008
	2017	250,000	1,950,000	141,500	119,171	2,460,671
	2016	250,000	1,750,000	305,100	89,991	2,395,091
Sarah A. Johnson Chief Legal Officer	2018	287,500	1,150,000	177,075	68,013	1,682,588
	2017	250,000	1,150,000	141,500	100,036	1,641,536
	2016	250,000	1,050,000	305,100	81,956	1,687,056
Gregory K. Ramirez Executive Vice President	2018	287,500	1,100,000	177,075	67,931	1,632,506
	2017	250,000	1,100,000	141,500	98,803	1,590,303
	2016	250,000	1,025,000	305,100	81,108	1,661,208
Jason A. Gottlieb.(5) Executive Vice President	2018	287,500	2,600,000	521,388	44,506	3,453,394
	20177	250,000	2,500,000	990,500	43,403	3,783,903

(1)

The summary compensation table above includes the value of restricted shares that were granted to each named executive officer in each year presented, as required by SEC disclosure rules. The supplemental table below includes the value of the restricted shares that we granted to each named executive officer in 2017, 2018 and 2019 with respect to 2016, 2017 and 2018 performance, respectively.

Name	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Eric R. Colson	2018	$437,500	$5,000,000	$445,634	$69,475	$5,952,609
	2017	250,000	5,000,000	1,042,775	216,778	6,509,553
	2016	250,000	4,800,000	283,000	147,884	5,480,884
Charles J. Daley, Jr.	2018	287,500	1,950,000	114,600	63,798	2,415,898
	2017	250,000	1,950,000	259,710	119,171	2,578,881
	2016	250,000	1,750,000	141,500	89,991	2,231,491
Sarah A. Johnson	2018	287,500	1,150,000	114,600	68,013	1,620,113
	2017	250,000	1,150,000	177,075	100,036	1,677,111
	2016	250,000	1,050,000	141,500	81,956	1,523,456
Gregory K. Ramirez	2018	287,500	1,100,000	68,760	67,931	1,524,191
	2017	250,000	1,100,000	177,075	98,803	1,625,878
	2016	250,000	1,025,000	141,500	81,108	1,497,608
Jason A. Gottlieb.	2018	287,500	2,600,000	916,800	44,506	3,848,806
	2017	250,000	2,500,000	521,388	43,403	3,314,791

(2)

Amounts in this column represent the annual performance based cash bonus compensation earned by our named executive officers in 2018, 2017 and 2016, as applicable. The amounts for 2017 were paid in December 2017. The amounts for 2016 and 2018 were paid in February following each year presented.

(3)

As discussed above, we consider the value of the equity awards we made in 2017, 2018 and 2019 to be a part of each named executive officer’s compensation for 2016, 2017 and 2018, respectively. The grant date fair value of those awards is reflected accordingly in the “Stock Awards” and “Total” columns in the supplemental table in footnote 1. The values reported represent the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date.

(4)

Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. All other compensation includes, but is not limited to (a) company matching contributions to contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older) up to the limitations imposed under applicable tax rules, which contributions totaled $18,500 for each named executive officer in 2018; (b) health and vision insurance premiums and HSA contributions paid by the company for plans that are generally offered to all employees on a nondiscriminatory basis in the aggregate amount of approximately $25,000 for each named executive officer in 2018; and (c) reimbursement for 2018 self-employment payroll tax expense as follows: $25,187 for Mr. Colson; $18,031 for Mr. Daley; $20,416 for Ms. Johnson, and $20,334 for Mr. Ramirez.

(5)	Because Mr. Gottlieb first became an executive officer in 2017, no disclosure is included for 2016.

Grants of Plan-Based Awards During 2018

The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Eric R. Colson	2/1/2018	26,500	$1,042,775
Charles J. Daley, Jr.	2/1/2018	6,600	259,710
Sarah A. Johnson	2/1/2018	4,500	177,075
Gregory K. Ramirez.	2/1/2018	4,500	177,075
Jason A. Gottlieb	2/1/2018	13,250	521,388

(1)	Represents the number of restricted shares of our Class A common stock granted in February 2018, which were awarded as follows:

Name	Standard Restricted Shares	Career Shares
Eric R. Colson	13,250	13,250
Charles J. Daley, Jr.	3,300	3,300
Sarah A. Johnson	2,250	2,250
Gregory K. Ramirez	2,250	2,250
Jason A. Gottlieb	6,625	6,625

(2)	Represents the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date.

Outstanding Equity Awards at December 31, 2018

The following table provides information about the outstanding unvested equity-based awards held by each of our named executive officers as of December 31, 2018.

Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Eric R. Colson	69,400	$1,534,434
Charles J. Daley, Jr.	23,900	528,429
Sarah A. Johnson	21,800	481,998
Gregory K. Ramirez	21,200	468,732
Jason A. Gottlieb	66,613	1,472,813

(1)	Represents the number of unvested restricted shares (both career shares and standard restricted shares) of Class A common stock as of December 31, 2018:

Name	Standard Restricted Shares (A)	Career Shares (B)
Eric R. Colson	27,900	41,500
Charles J. Daley, Jr.	9,100	14,800
Sarah A. Johnson	8,050	13,750
Gregory K. Ramirez	7,950	13,250
Jason A. Gottlieb	59,988	6,625

(A)

Standard restricted shares vest in five equal installments over the five years following the date of grant, provided that the holder remains employed through the vesting dates. The named executive officers’ standard restricted shares will also vest upon a termination of employment on account of the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control.

(B)	Career shares vest as described above in “Compensation Discussion and Analysis - Performance Based Cash Bonus and Equity Awards.”
(2)	Restricted shares of Class A common stock were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2018, which was $22.11.

Equity Awards Vested During the Year Ended December 31, 2018

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2018, upon the vesting of equity awards.

Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Eric R. Colson	10,150	$332,857
Charles J. Daley, Jr.	4,400	144,047
Sarah A. Johnson	3,300	108,429
Gregory K. Ramirez	3,200	105,191
Jason A. Gottlieb	14,246	476,244

(1)	The value of the restricted shares of Class A common stock that vested during 2018 is based on the stock price of our Class A common stock on each respective vesting date.

CEO Pay Ratio - 32:1

Our CEO pay ratio compares our CEO’s annual total compensation in 2018 to that of the median of the annual total compensation of all other Company employees (the “Median Employee”) for the same period. The calculation of annual total compensation of all other employees was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table above and therefore includes each employee’s base, bonus, equity-based awards, and the value of all Company-paid benefits. We included all employees as of December 31, 2018 in our analysis.

The annual total compensation for 2018 for our CEO was $6,549,750 and for the Median Employee was $201,687. The resulting ratio of our CEO’s pay to the pay of our Median Employee for 2018 is 32 to 1.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Employment Agreements

We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2018 and will not affect compensation paid in future years.

Each of our named executive officers has agreed, pursuant to his or her Class A restricted stock award agreements, to certain restrictive covenants, including agreements not to compete with us, or solicit our clients and employees, for one year after he or she ceases to be employed by the Company. The enforceability of the restrictive covenants may be limited depending on the particular facts and circumstances.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Equity awards granted to our named executive officers are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award. The following table provides the value of equity acceleration that would have been realized for each of the named executive officers if he or she had been terminated on December 31, 2018 under the circumstances indicated (including following a change in control).

As discussed above, each of our named executive officers has been granted career shares that are designed to vest upon a qualifying retirement. A qualifying retirement requires 10 years of service with the Company as of the date of retirement and, for our named executive officers, 18 months advance notice of intent to retire. Career shares also include a pro rata time-vesting requirement, under which 20% of the shares become eligible for qualifying retirement vesting in each of the five years following the year of grant. While none of our named executive officers have provided us with notice of intent to retire, the amounts shown in the “Retirement” column reflect the value of career shares that have satisfied the time-vesting and 10 years of service requirements as of December 31, 2018 and would therefore be eligible to vest had the named executive officer satisfied the advance notice requirement and retired as of that date. In addition, the amount of shares received upon exchange of Class B common units that may be sold in any one-year period may also increase upon a named executive officer’s retirement, so long as the officer provided us with sufficient notice of retirement and has at least 10 years of service at retirement.

Name	Death or Disability	Qualifying Termination in Connection with Change in Control	Retirement
Eric R. Colson
Standard Restricted Shares(1)	$616,869	$616,869	$—
Career Shares(2)	917,565	917,565	300,696
Charles J. Daley, Jr.
Standard Restricted Shares(1)	201,201	201,201	—
Career Shares(2)	327,228	327,228	—
Sarah A. Johnson
Standard Restricted Shares(1)	177,986	177,986	—
Career Shares(2)	304,013	304,013	126,027
Gregory K. Ramirez
Standard Restricted Shares(1)	175,775	175,775	—
Career Shares(2)	292,958	292,958	117,183
Jason A. Gottlieb
Standard Restricted Shares(1)	1,326,335	1,326,335	—
Career Shares(2)	146,479	146,479	—

(1)

Represents the value of the accelerated vesting of restricted shares of Class A common stock based on the closing price of our Class A common stock on the NYSE on December 31, 2018, which was $22.11 per share. Any standard restricted shares will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence).

(2)

Represents the value of the accelerated vesting and retirement vesting of career shares based on the closing price of our Class A common stock on the NYSE as of December 31, 2018, which was $22.11 per share. Any career shares will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence). Career shares also vest upon qualifying retirement, as discussed above.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K. This is our second advisory vote on executive compensation since our initial public offering in March 2013. We expect our next advisory vote on executive compensation, together with a shareholder vote on the frequency of executive compensation advisory votes, to take place in connection with our 2022 annual meeting of shareholders.

Our executive compensation program, as described in the Compensation Discussion and Analysis, is designed to:

•	support our business strategy;

•	attract, motivate and retain highly talented, results-oriented individuals;

•	reward the achievement of superior and sustained long-term performance;

•	be flexible and responsive to evolving market conditions;

•	align the interests of our named executive officers with our stockholders; and

•	provide competitive pay opportunities.

We believe that the design of our executive compensation program is effective in achieving the objectives described above. We also believe that our compensation process results in fair and appropriate compensation for our named executive officers.

In addition, since our IPO in 2013, members of our management team have regularly met with representatives of many of our largest shareholders. In the course of those conversations (including conversations in 2018), no concerns have been raised with any aspect of our executive compensation program.

The Compensation Discussion and Analysis section of this proxy statement contains additional information on our executive compensation, including our compensation practices and policies and the 2018 compensation of our named executive officers.

Because your vote is advisory, it will not be binding on the Company or our Board. However, our Board and the Compensation Committee will review the voting results and consider the outcome of the vote when making future decisions regarding our executive compensation program.

Accordingly, we ask our stockholders to approve the following resolution regarding our executive compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Recommendation of the Board

The Board recommends that you vote FOR the proposal to approve the named executive officer compensation awarded to our named executive officers as disclosed in this proxy statement.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in connection with the initial public offering (“IPO”) of Artisan Partners Asset Management, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Those of our currently-serving executive officers who own Class B common units of Artisan Partners Holdings.

•

Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, our Lead Independent Director, and Carlene M. Ziegler. AIC owns all of the Class D common units of Artisan Partners Holdings.

•

Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC (“H&F”). Mr. Barger, one of our directors, is a senior advisor of H&F. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.

•	Mr. Barger, who owns Class A common units of Artisan Partners Holdings.

•	Sutter Hill Ventures, of which one of our directors, Mr. Coxe, is a managing director of the general partner, and two trusts of which Mr. Coxe is a co-trustee.

•	Several other persons or entities who own Class A common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

•	Several of our employees, or entities controlled by an employee, who own (or owned) Class B common units of Artisan Partners Holdings and greater than 5% of our outstanding Class B common stock.

The rights of each of the persons and entities listed above under the agreements discussed below are, in general, the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of our currently-serving executive officers that are holders of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are, in general, the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of March 27, 2019, unless otherwise indicated.

Exchange Agreement

Under the exchange agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units have the right to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the resale and registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. In general, we may provide for exchanges in addition to the exchanges that holders of partnership units are entitled to under the exchange agreement.

As the holders of limited partnership units exchange their units for Class A common stock, we receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of limited partnership units are canceled.

From January 1, 2018 through March 27, 2019, holders of Class A, Class B and Class E common units exchanged an aggregate of 2,271,404 units for Class A common stock, and an equal number of shares of our Class B or Class C common stock, as applicable, were canceled.

Resale and Registration Rights Agreement

Under the resale and registration rights agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our Board may waive or modify the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

As of March 27, 2019, AIC owned 3,455,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

As of March 27, 2019, our initial outside investors who are holders of Class A common units owned an aggregate of 7,188,132 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.

As of March 27, 2019, our employee-partners owned an aggregate of 7,974,456 Class B common units. In general, in each 12-month period, the first of which began in the first quarter of 2014, each employee-partner is permitted to sell up to (i) a number of vested shares of our Class A common stock representing 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of $250,000, as well as, in either case, the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods. In February 2018, our Board approved the sale of additional shares by certain employee-partners, including Mr. Colson and certain senior portfolio managers that own Class B common units of Artisan Partners Holdings and greater than 5% of our outstanding Class B common stock. In 2018 and 2019, those employee-partners were permitted to sell 20% of the aggregate number of common units and shares of Class A common stock that they held at February 1, 2018. We expect to permit them to sell the same number of shares during 2020, 2021 and 2022, subject to their maintaining a minimum dollar amount of firm equity. Units sold by employee-partners in connection with underwritten offerings or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our Board may waive or modify the resale limitations described in this paragraph.

Upon termination of employment, an employee-partner’s Class B common units are exchanged for Class E common units; the employee-partner’s shares of Class B common stock are canceled; and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Holdings. As of March 27, 2019, former employee-partners owned an aggregate of 3,572,330 Class E common units.

If an employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, generally requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s written notice (or eighteen months’ written notice in the case of employee-partners who are portfolio managers or executive officers) of the intention to retire, subject to our right to accept a shorter period of notice. Prior to February 2019, the eighteen months’ written notice requirement was three years, subject to the Company’s discretion to waive the period to no less than one year.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the resale and registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are set forth in its amended and restated limited partnership agreement.

We are the general partner of Artisan Partners Holdings and control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our Stockholders Committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees (including all of our employee-partners) to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Eric R. Colson (President, Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the stockholders agreement so long as the agreement has not been terminated. Shares subject to the stockholders agreement will be voted in accordance with the majority decision of the three members of the stockholders committee. As of March 27, 2019, shares subject to the stockholders agreement represented approximately 18% of the combined voting power of our common stock.

The members of the stockholders committee must be Artisan employees and holders of shares subject to the agreement. If a member of the stockholders committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the stockholders agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the stockholders committee will jointly select a third member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the committee.

The stockholders agreement provides that members of the stockholders committee will vote the shares subject to the agreement in support of the election of:

•

Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of March 27, 2019, the holders of the Class A common units beneficially owned approximately 9% of our outstanding capital stock.

•	A director nominee, initially Mr. Colson, designated by the stockholders committee who is an employee-partner.

Under the terms of the stockholders agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the stockholders agreement, the stockholders committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The committee is specifically authorized to vote for its members as directors under the terms of the stockholders agreement.

Parties to the stockholders agreement holding at least two-thirds of the shares subject to the agreement may terminate the stockholders agreement at any time, provided that the stockholders committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder.

Tax Receivable Agreements

We are party to two tax receivable agreements. The first tax receivable agreement is between the Company and the assignees of the Pre-H&F Corp Merger Shareholder that was the sole shareholder of our convertible preferred stock. As part of our IPO reorganization, a corporation (“H&F Corp”) controlled by Hellman & Friedman LLC merged with and into us pursuant to an Agreement and Plan of Merger. As consideration for the merger, the shareholder of H&F Corp received shares of our convertible preferred stock (all of which were converted to shares of Class A common stock in June 2014), contingent value rights (which were subsequently terminated in November 2013), and the right to receive an amount of cash. The tax receivable agreement between us and the assignees of the Pre-H&F Merger Shareholder generally provides for the payment by us of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) the tax attributes of the preferred units acquired in the merger, (ii) net operating losses available as a result of the merger, and (iii) tax benefits related to imputed interest.

The second tax receivable agreement, with each current or former holder of limited partnership units or their assignees, generally provides for the payment by us to each of them or their assignees of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their partnership units sold to us or exchanged (for shares of Class A common stock, convertible preferred stock or other consideration) and that are created as a result of such sales or exchanges and payments under the TRAs, and (ii) tax benefits related to imputed interest.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements, unless certain assumptions apply. The tax receivable agreements will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreements or we materially breach any of our material obligations under the agreements, in which cases our obligations under the agreements will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases or exchanges of partnership units, the price of our Class A common stock at the time of such purchases or exchanges, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the agreements.

As of December 31, 2018, we recorded a $369.4 million liability, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefit we expect to realize from the merger described above and our purchase of Class A common units in connection with the IPO; our purchase of common and preferred units since the IPO; and the exchanges made by certain limited partners pursuant to the exchange agreement. The amount assumes no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. Additional purchases or exchanges of units of Artisan Partners Holdings will cause the liability to increase.

During 2018, we made payments under the tax receivable agreements totaling approximately $36 million in the aggregate. Of that amount, $21.4 million was paid to certain of our directors or entities associated with certain directors that hold or held Class C common stock; $8.0 million was paid to our employee-partners, including to certain of our currently-serving executive officers and several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock; and $1.7 million to other persons or entities who own Class A or Class E common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the H&F Corp merger described above; (ii) the purchase or exchange of partnership units from March 2013 through December 31, 2018; and (iii) projected future purchases or exchanges of partnership units would aggregate to approximately $576 million over generally a minimum of 15 years, assuming the future purchases or exchanges described in clause (iii) occurred at a price of $22.11 per share of our Class A common stock, the closing price of our Class A common stock on December 31, 2018.

Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or approximately $515 million, over generally a minimum of 15 years. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit.

February 2018 Coordinated Offering

In February 2018, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Under those agreements, we used the net proceeds of our issuance of 644,424 shares of our Class A common stock in February 2018 to purchase 644,424 common units from certain employee-partners of Artisan Partners Holdings, including several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock. We purchased the units at a price equal to $33.33 per unit.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Investments in Certain Artisan-Sponsored Private Funds

Several of our directors, executive officers and employees, including employees who own greater than 5% of our outstanding Class B common stock, or entities they own or control, have made investments in Artisan-sponsored private funds. These investments contributed to the initial seed capital needed to support the launch of new investment strategies and products. Management and incentive fees have been waived with respect to these investments. In the aggregate, $245,177 of management fees and $178,960 of incentive fees were waived during 2018 with respect to seed capital investments made by these investors.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the approval, with certain exceptions, of any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of any class of our stock, or any immediate family member of any of the foregoing) has a direct or indirect material interest (a “related-party transaction”). Under the policy, a related party must promptly disclose to our Chief Legal Officer any potential related-party transaction and all material facts about the transaction. The Chief Legal Officer will then assess whether the transaction constitutes a related-party transaction. If the Chief Legal Officer determines a transaction qualifies as such, he or she will communicate that information to the Audit Committee, to the Chair of the Audit Committee, if the Chief Legal Officer determines it is impracticable or undesirable to wait until the next committee meeting, or to the entire Board. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee, the Chair of the Audit Committee or the Board, as applicable, will decide whether to approve such transaction and will generally approve only those transactions that are not inconsistent with our best interests. If we become aware of a related-party transaction that was not approved under this policy before it was entered into, the transaction will be referred to the Audit Committee or the entire Board, which will evaluate all options available, including ratification, amendment or termination of such transaction. Under the policy, any director who has an interest in a related-party transaction will recuse himself or herself from any formal action with respect to the transaction as deemed appropriate by the Audit Committee or Board.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chairperson), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2018.

The Audit Committee has discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stephanie G. DiMarco (Chairperson)
Matthew R. Barger
Jeffrey A. Joerres

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

Our Audit Committee, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2019.

Fees Paid to the Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2018 and 2017 are set forth below. The aggregate fees included in the Audit Fees and the Audit-Related Fees categories are fees billed for the fiscal year for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings. The aggregate fees included in the Tax Fees and All Other Fees categories are fees for services performed in those fiscal years.

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$937,600	$929,400
Audit-Related Fees	367,700	380,200
Tax Fees	710,500	984,300
All Other Fees	4,600	3,600

Total	$2,020,400	$2,297,500

Audit Fees for the fiscal years ended December 31, 2018 and 2017 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2018 and 2017 were for reviews of registration statements filed with the SEC, consultations related to the accounting or disclosure treatment of transactions, and attest services related to our compliance with the Global Investment Performance Standards (GIPS). Audit-Related Fees also include $210,000 and $173,000 for audit services of the Company’s consolidated investment products for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

Tax Fees for the fiscal years ended December 31, 2018 and 2017 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting. During 2018, $144,000 of the tax fees related to tax return compliance and preparation.

Other Fees for the fiscal years ended December 31, 2018 and 2017 were license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors. The committee will typically pre-approve specific types of audit, audit-related, tax and other services on an annual basis. All services not pre-approved annually are approved on an individual basis throughout the year as the need arises. The committee has delegated to its chairperson the authority to pre-approve independent auditor engagements between meetings of the committee. Any such pre-approvals will be reported to the entire committee at its next regular meeting.

All audit, audit-related, tax and other services in fiscal 2018 were pre-approved by the Audit Committee. In all cases, the committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2018 Form 10-K for financial and other information about us. The 2018 Form 10-K is not part of this proxy statement and does not form any part of the material for the solicitation of proxies.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this proxy statement and our 2018 Form 10-K, without charge to any stockholder upon written or verbal request provided to us at Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

Additional information about the Company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Business Conduct can be found on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

May 21, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report

are available at http://www.astproxyportal.com/ast/18158

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.   i

∎	20733000000000000000 2	052119

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Matthew R. Barger O Seth W. Brennan O Eric R. Colson O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Andrew A. Ziegler		2. 3.

Advisory Vote to Approve Named Executive Officer Compensation

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019

					☐ ☐	☐ ☐	☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

0                    ⬛

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Proxy for Annual Meeting of Stockholders on May 21, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:30 a.m. PT on May 21, 2019, at Le Méridien Hotel, 333 Battery Street, San Francisco, CA, and at any adjournments or postponements thereof, as indicated on the reverse side:

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛